Trust I

Sub-Item 77I

Class R6 shares were created during the period covered by the N-SAR for JPMorgan International
Equity Fund, JPMorgan International Opportunities Fund and JPMorgan International Value Fund.
This class is described in the prospectus for the Class R6 Shares. (SEC Accession No. 0001193125-
11-047535).

Class A shares, Class C shares and Select Class shares were created during the period covered by the N-SAR for JPMorgan Tax Aware Equity Fund.  This class is described in the prospectus for the
Class R6 Shares. (SEC Accession No. 0001193125-11-047535).